UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 11, 2009

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On January 11, 2009, the proposed merger between Landry’s Restaurants, Inc. ("Company"), Fertitta Holdings, Inc. and Fertitta Acquisition Co. (collectively "Fertitta") was terminated. Under the terms of the merger, Fertitta was to pay $13.50 for all outstanding shares of the Company’s stock other than those shares owned by Tilman J. Fertitta. The agreement evidencing the termination of the Merger Agreement is filed as an exhibit hereto and is incorporated herein by reference.

In connection with the proxy statement required to be provided to Company shareholders voting on the going private transaction, the Securities and Exchange Commission ("SEC") was requiring the Company to disclose certain information from a commitment letter issued by Jefferies Funding LLC, Jefferies & Company, Inc., Jefferies Finance LLC and Wells Fargo Foothill ("the lead lenders") to Fertitta and the Company about the proposed financing for the going private transaction and for the alternative financing (in the event the going private transaction did not occur). The commitment letter issued by the lead lenders required that such information not be disclosed and be kept confidential. Although the Company informed the SEC of the foregoing and requested confidential treatment of the information, the SEC insisted upon disclosure of the confidential terms. When the lead lenders were informed of the SEC’s position, the lead lenders advised both Fertitta and the Company that disclosure of the confidential information would be in violation of the terms of the commitment letter and would result in the lead lenders terminating their commitments for both the going private and alternative financing transactions.

In the event the lead lenders pulled their commitments, Fertitta would have been unable to proceed with the proposed going private transaction, and the Company would have lost its alternative financing commitment. If the going private transaction was terminated, no proxy statement would be required to be distributed to shareholders, therefore, preserving the confidentiality of the terms of the alternative financing until the final terms are decided. Given the current economic environment and the Company’s need to refinance its existing approximately $400 million in senior notes, the Company informed Fertitta that the Company was not prepared to risk losing its alternative financing commitment and was therefore unable to comply with a condition of the Merger Agreement which required distribution of an SEC approved proxy statement to Company shareholders to vote on the adoption of the merger proposal. As a result of the Company’s inability to provide a proxy statement to Company shareholders, the Company informed Fertitta that it would be unable to consummate the merger transaction.

Fertitta and the Special Committee of the Board of Directors of the Company, formed to negotiate the proposed going private transaction, have met and agreed that due to the foregoing, it was in the best interests of the Company and its stockholders to terminate the proposed merger transaction at this time. No party to the Merger Agreement will be obligated to make any payments to each other as a result of the termination of the Merger Agreement.

According to the Company, despite the termination of the going private transaction, the lead lenders have agreed that the alternative financing to provide the Company the ability to refinance its outstanding 9.5% Notes and 7.5% Notes will proceed. Moreover, the termination of the Merger Agreement will not impact the Company’s existing tender offers for the Notes as it is a condition to the tender offers that either the merger or alternative financing be consummated. The Company expects the closing of the refinancing will occur prior to the end of February 2009.

Fertitta Holdings, Inc. and Fertitta Acquisition Co. are wholly-owned companies by the Company's President, Chairman and CEO Tilman J. Fertitta.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.

10.1 Termination of Agreement and Plan of Merger dated January 11, 2008
99.1 Press Release dated January 12, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

January 12, 2009	By:	Steven L. Scheinthal

Name: Steven L. Scheinthal
Title: EVP & General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Termination of Agreement and Plan of Merger dated January 11, 2009
99.1	Press Release dated January 12, 2009